Exhibit 1

Amendment

1.	Underlying Agreement : Stock Purchase Agreement (the “Original Agreement”)

2.	Date of Original Agreement : February 29, 2024

3.	Purpose of Original Agreement : Agreement to sell the shares issued by Exicure, Inc. [NASDAQ: XCUR] (the “Company”) owned by DGP Co., Ltd. (the “Seller”)

DGP CO., LTD. (the “Seller”) and OVERDIGMK CO., LTD. (the “Purchaser”) agree as follows:

(1)	Pursuant to Article 3, paragraph 3, the deadline for the payment of the Balance Payment is extended to July 31, 2024.

(2)	If the Balance Payment is not made pursuant to the extended deadline set forth in (1), Seller may terminate the Original Agreement with unilateral notice.

In witness whereof, this Amendment is made in duplicate, signed and stamped by Seller and Purchaser, with a copy to each party.

2024. 06. 28.

(“Seller”)

Address	:	23, Geurintekeu-ro, Yeonggwang-eup, Yeonggwang-gun, Jeollanam-do, Republic of Korea 57024

Company Name	:	DGP CO., LTD.

Signed By	:	Kyungwon Oh, CEO (DGP corporate seal)

(“Purchaser”)

Address	:	362-37, Toseong-ro, Hyangnam-eup, Hwaseong-si, Gyeonggi-do, Republic of Korea 18624

Company Name	:	OVERDIGMK CO., LTD.

Signed by	:	Cheolsu Kang, CEO (OverdigmK corporate seal)